EXHIBIT 99.1

5 May 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

ACQUISITION OF NON-PERFORMING LOAN
SECURED BY 294 UNIT PIONEER POINT, ILFORD (LONDON)

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, announces that it has exchanged on the acquisition of a non-performing loan (NPL) secured against the freehold interest in Pioneer Point, Ilford (London Zone 4) from a financial institution.
The purchase price for the loan is £68.5 million, which compares with an unpaid principal balance (UPB) of c. £149 million and is materially below the replacement cost of the property. The acquisition is expected to complete on or around 18 May 2015 and will be funded from the Company’s cash resources.
Pioneer Point is a prominent mixed use development comprising 184,000 sq ft of residential accommodation across 294 units in two unbroken blocks. The North Tower includes 159 residential units over floors 3–32 which are currently operated as serviced apartments, with occupancy at c. 91%, while the South Tower has 135 residential units over floors 3–23, which were left vacant after practical completion. There is a three storey podium that contains 46,300 sq ft of retail space which is 83% let and benefits from a WAULT of c. 14 years.
The scheme reached practical completion in November 2012 and administrators were appointed over the developer in Q1-12.
The property is located within a five-minute walk of Ilford Station which has fast transport links into the City of London (via Liverpool Street) and Canary Wharf (via Stratford). Ilford will also benefit from the delivery of Crossrail in 2019 which will further improve access to Central London.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The acquisition of the Pioneer Point NPL gives KWE its first UK exposure to the private rented sector (PRS) market where there is significant institutional demand and lack of available product. It represents an excellent opportunity to ultimately acquire well located residential accommodation finished to a high specification and with many of the units enjoying uninterrupted views of the City, Canary Wharf and the Olympic Park.
“We aim to access the underlying real estate over the course of 2015 and look forward to implementing our asset management plan to materially improve the NOI across the entire scheme, from £1.5 million currently, over the next 18-24 months to generate an improved and stabilised yield. We will rebrand and re-launch both towers as a professionally managed PRS operation, building on KWE’s Irish expertise and the Investment Manager’s deep experience in the PRS market with more than 20,000 units under management globally.”
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For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Tom Gough/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2 billion is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com